Exhibit 10.1

Date: August 5, 2020

Private and Confidential

To: Boris Vaynberg

Dear Boris,

This is a release and separation agreement in connection with the end of your employment with Venus Concept Ltd. (the “Company”).

1.	Following the hearing meeting in which you participated on July 8, 2020 the Company has decided to terminate your employment.

2.

Your employment will end effective today, July 9, 2020 (the “Separation Date”). Soon after the Separation Date, you shall receive from the Company, subject to Employees providing any required information under applicable laws, and applicable statutory and tax deductions and withholdings, the following:

a.	No later than, August 10, 2020, release letters for all severance and pension funds / policies under your name, all with payments up to date till the Separation Date.

b.	No later than, August 10, 2020, release letter for the Advanced Study Fund in your name with payments up to date till the Separation Date.

3.

Subject to the terms set forth below, by no later than August 10, 2020, you shall receive the sum of NIS 950,413.62 (gross) from which the applicable taxes shall be deducted that shall include the payments due to you as follows -

a.	Gross payment of your salary and travel expenses until the Separation Date in the sum of NIS 25,213.

b.	Gross payment for your accrued vacation days in the sum of NIS 120,671.56

c.	Gross payment of severance pay due to you for the period starting March 1, 2013 until January 1, 2016 in the sum of NIS 70,087.06.

d.	Gross payment of Dmei Havra in the sum of NIS 2,427.

e.	Subject to your execution of the waiver and release of claims set forth in Sections 6 and 7 of this notice, payment in lieu of 9 months’ notice period in the sum of NIS 732,015.

4.	All payments shall be paid to you in accordance with the Company’s standard payment procedures and dates and applicable law.

5.

Your stock options to purchase 110,888 shares of Common Stock which are fully vested (collectively, the “Stock Options”) shall be exercisable for 180 days as of the Separation Date. The Company retains I.B.I Trust Management “IBI” as Stock Options Trustee for the benefit of all Israeli optionees. and you shall be able to exercise the Stock Options and sell shares, subject to SEC rules apply on such exercise and sale of Stock Options. The Company will provide you with contact information for IBI upon your request. The Stock Options are exercisable and the exercise and trade of the Stock

Options shall be in accordance with the terms of the grant letters, Company’s Stock Option Plan and the requirements of all applicable securities laws, including but not limited to SEC rules and regulations. For the first 90 days following your termination, you are deemed to be an affiliate of the Company and any exercise and/or trade of options must be in compliance with Securities Act and Rule 144, if applicable, during that time This letter shall not be deemed as providing any legal or tax advise with respect to the exercise of your Stock Options. You are hereby advised to seek outside counsel from tax, legal and/or other advisors regarding the exercise and sell of your Stock Options.

6.

You acknowledge and certify that subject to receipt of the release letters and payments set forth above and the ability to exercise and sell the Stock Options subject to the terms of Section 5 above, you have received all rights, compensation and consideration due to you in connection with your employment with the Company and the termination of such employment, under your employment agreement, any other agreement, understanding or obligation of the Company, and any applicable law, regulation, collective agreement (“Heskem Kibutzi”), collective arrangement (“Hesder Kibutzi”) or custom, including, without limitations, all salaries, compensation for overtime, severance pay, accrued vacation, sick leave, Dmei Havraa, prior notice term, commissions, bonuses, incentive plans, royalties, compensation of any kind, or any other rights in connection with your employment and your termination of your employment with the Company.

7.

You, for yourself and for your heirs, representatives, executors, administrators and assigns, hereby voluntarily and knowingly waive, release and forever discharge the Company, Venus Concept Inc., its subsidiaries, affiliates, and their respective predecessors, successors, assigns, affiliates, employees, managers, officers and directors, in their individual and representative capacities (collectively, the “Released Parties”), from any and all actions, claims, demands, causes of action, obligations, damages, liabilities, expenses and controversies of any kind, nature and description whatsoever, whether or not now known, suspected or claimed, which you had, have, or may have, against the Released Parties, relate to or are based on, your employment with the Company and your termination of your employment. You further acknowledge that the terms of this Agreement constitute sufficient and adequate consideration for this release and waiver. Notwithstanding the above, the said release shall not apply in the event of any claim against you by the Company and in the event of any such claim, you shall be entitled to file any counter claim and/or third party notice to the Company and/or any other claim necessary for your defence, at your discretion.

8.

You hereby acknowledge and reaffirm your covenants and obligations under Appendix A of the Employment Agreement (the “Confidentiality and IP Undertakings Agreement”), which shall remain in full force and effect in accordance with its terms.

9.

You shall return to the Company on or as soon as possible after Separation Date all property of the Company, Venus Concept Inc., and their respective subsidiaries and affiliates that is in your custody or control, including without limitation, any documents, whether or not such documents contain confidential or proprietary information, keys and security access cards to the Company’s offices, employee badge, laptop, laptop charger, token, backpack, cellphone, Company credit card telephone charges, cellular phone and/or wireless data accounts and computer accounts. In addition, you agree to transfer to the Company (including upon request by the representatives of the Company) any and all information associated with your position, such as passwords, contact persons names etc.

10.	You agree to refrain from any defamation, slander of the Company and the Released Parties.

11.

During a period of three months as of the date hereof, You agree to provide any reasonable assistance to the Company to ensure the smooth transition of your position and outstanding work to the Company, provided such shall be by telephone consultation and/or meeting in Israel and shall not exceed 3 working days in aggregate.

12.

This Agreement shall be governed by the laws of the State of Israel, without regard to its conflict of laws provisions, and the competent courts in Tel Aviv shall have exclusive jurisdiction upon any dispute in connection with this Agreement.

13.

This Agreement sets forth the entire agreement between you and the Company, Venus Concept Inc and its subsidiaries and affiliates and supersedes any prior agreement or understanding, whether written or oral. This Agreement may only be modified in writing signed by both parties.

14.	This Agreement also constitutes a waiver and settlement notice under Section 29 to the Severance Pay Law, 1963.

15.

You confirm that before you signed this Agreement you consulted with, or had the opportunity to consult with, a lawyer regarding all matters connected with the termination of your employment with the Company and this Agreement.

We thank you for the work that you performed for the Company and we wish you success in the future.

Venus Concept Ltd.

Signature: /s/ Domenic Serafino

Name and Title: Domenic Serafino, Chief Executive Officer

I voluntarily agree to and accept the terms set forth above.

Signature: /s/ Boris Vaynberg

Name: Boris Vaynberg